                  Item 6(a) - Exhibit 10(ii)
                  __________________________

            SIXTH AMENDMENT TO EMPLOYMENT AGREEMENT
            _______________________________________

   This is a Sixth Amendment ("Sixth Amendment") dated as of May 1, 1994 to an Employment Agreement ("Agreement") dated April 1, 1989 between USLIFE Corporation, a New York Corporation ("Employer") and Greer F. Henderson ("Employee").

   THE TERMS of this Sixth Amendment are:

   1. Paragraph (2) of the Agreement, as amended by the First, Second, Third, Fourth and Fifth Amendments, is now further amended to read, in its entirety, as follows:

   "(2) Employer will pay Employee for his services under paragraph (1) of the Agreement at the rate of $525,000 per annum during the term of the Agreement, in equal monthly installments, plus an annual lump sum bonus payment of $25,000, plus such periodic salary increases and such additional compensation (if any) as may from time to time be voted by Employer's Board of Directors and/or the Executive Compensation Committee or its successor, in the sole and absolute discretion of said Board and/or Committee. In addition, Employee shall be entitled to participate in the Annual Incentive Plan adopted by Employer, under which Employee shall be entitled to receive a bonus of up to 40% of his "base salary", as further described in the letter to Employee, which is attached hereto and incorporated by reference herein, if the applicable performance criteria are satisfied. For the purposes of the preceding sentence, "base salary" shall mean Employee's base salary as in effect on January 1 of a given year, but in no event shall base salary for such purposes be deemed to exceed Employee's actual base salary as in effect on January 1, 1994 increased at the rate of 15% per year.

Nothing in this Agreement shall be construed as precluding merit increases in salary or as barring the Employee from such fringe benefits as the Employer may grant."

   2. Except as specifically amended by this Sixth Amendment, all other provisions of the Agreement, as amended by the First, Second, Third, Fourth, and Fifth Amendments, shall remain in full force and effect.

   IN WITNESS  WHEREOF, the  parties have  executed this  Sixth
Amendment to the Agreement on the date first set forth above.


                                 USLIFE Corporation


                           By: /s/ Gordon E. Crosby, Jr.
                               ________________________________
                               Gordon E. Crosby, Jr.
                               Chairman of the Board, President
                               and Chief Executive Officer


                               /s/ Greer F. Henderson
                               ________________________________
                               Greer F. Henderson

June 8, 1994




Mr. Greer F. Henderson
Vice Chairman and Chief Financial Officer
USLIFE Corporation
3600 Route 66
Neptune, NJ  07754




Dear Greer:

I am pleased to inform you that you have been selected by the Executive Compensation and Nominating Committee of USLIFE Corporation ("Committee") to participate during 1994 in the Annual Incentive Plan which was approved by the shareholders at the 1994 Annual Meeting. A copy of the Plan is attached for your review.

The Plan is intended to provide additional compensation in the form of an annual cash bonus to key officers of USLIFE and its subsidiaries tied to the profitability of the company's core individual lines of business, including individual life and individual investment contracts. Participation in the Plan is limited to a very small number of officers who have had, and who are expected to continue to have, a significant impact on the company's performance.

The Committee has approved financial performance targets related to income from USLIFE's core business, as defined in
Section 2(c) of the plan, for 1994. These targets include a threshold level of $115,760,000 equal to 70% of the average amount of income earned during 1991 through 1993. If 1994 income is less than this threshold, no bonus payment will be made to any participant in the Plan.

Assuming actual 1994 income falls within the range of $115,760,000, the threshold level, and $177,137,000, the income earned by the company's core business during 1993, you will be eligible to receive a bonus equal to 10% of your annual base salary, in accordance with Section 5 of the Plan. As 1994 income exceeds 1993 income, your potential bonus opportunity will also increase up to a maximum award of 40% of base salary. For each $500,000 of income earned in excess of 1993 income of

June 8, 1994
Mr. Greer F. Henderson
Page 2


$177,137,000, your potential bonus award will increase by 1% of
salary.   Potential bonus  awards at  various levels  of income
appear in the table below:

          1994 Income                   Potential Bonus
             ($000)                  as a Percent of Salary

           $177,637                           11%
           $179,637                           15%
           $182,137                           20%
           $184,637                           25%
           $187,137                           30%
           $189,637                           35%
           $192,137 or more                   40%

If 1994 income equals an intermediate amount not specifically shown on the table, your potential bonus will be adjusted up or down using straight-line interpolation.

When the 1994 financial results for the company's core business are known, they will be reviewed and certified by the Committee. The Committee retains the sole discretion to make awards under the Plan. As detailed in Section 6(b), the
Committee may decide to award a smaller amount than that indicated solely by 1994 income, or to make no award at all, to recognize other aspects of company performance or your individual performance. The Committee's decisions on individual awards will be communicated to you and any award payments will be made no later than April 30, 1995.

If you wish to make an election to defer all or a portion of any incentive award you might earn for 1994, please fill out a deferral election form and return it to Richard G. Hohn by June
30, 1994.

Again, my congratulations on your selection as a participant in
the Plan.   I  am sure that you will continue to give your best
efforts  toward  making  1994  a  profitable  year  for  USLIFE
Corporation and its shareholders.



Sincerely,

/s/ Gordon E. Crosby, Jr.

Gordon E. Crosby, Jr.



cc: Messrs. C. Ruisi
            R. Hohn